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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION’S 3rd QUARTER EARNINGS UP 49%
Company reports net income of $5.4 million for the quarter; EPS of $0.15

DALLAS, TEXAS (November 10, 2008) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2008. Revenues for the quarter were $75.9 million, compared with $74.2 million for the same period in 2007. The Company reported net income of $5.4 million for the quarter, compared with $3.6 million for the prior year period. Third quarter diluted earnings per share were $0.15, compared with $0.10 for the same quarter last year.

For the nine months ended September 30, 2008, Furmanite revenues were $239.5 million, compared with $217.4 million for the prior year period. Net income for the 2008 period was $16.8 million, compared with $9.1 million for the nine months in 2007. Diluted earnings per share for the nine month period in 2008 were $0.45, compared with $0.25 last year.

“Perhaps more than at any time this year, the third quarter demonstrates Furmanite’s fundamental strength. Although the quarter’s results show the impact of unprecedented back-to-back hurricanes in the Gulf Coast region, which reduced revenues substantially, we continued to show improvement over third quarter last year,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation. “The Company has performed well throughout 2008, and we anticipate that the rest of this year will continue to show growth.”

Michael L. Rose, president of Furmanite, added: “Thus far, we have not seen any direct impact on our business from the current economic situation, but we did see the impact in America from this year’s hurricanes. The 23-day shutdown in the Gulf Coast for the hurricanes delayed or deferred $7 to $8 million in business. Going forward, if there is a period of contracted economic activity, we believe that the tendency of industry to ‘turn to quality’ in a downturn will cause even more customers placing their trust in the stable, reputable, high-quality supplier that is Furmanite. We are also confident that our tight control of expenses, coupled with the breadth of our business and services, provide a strong base for our continuing growth.”

The Company’s revenues, operating income and net income were favorably (unfavorably) impacted by foreign currency fluctuations by approximately $1.0 million, $(100,000) and $100,000, respectively, for the quarter, and $7.4 million, $700,000 and $500,000, respectively, year to date.

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share data)
		(Unaudited)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2008	2007	2008	2007

Revenues	$75,883	$74,190	$239,455	$217,358
Costs and expenses:
Operating costs	50,089	47,309	153,954	141,995
Depreciation and amortization	1,386	1,142	4,405	3,262
Selling, general and
administrative	17,848	19,925	58,803	57,316
Total costs and expenses	69,323	68,376	217,162	202,573

Operating income	6,560	5,814	22,293	14,785
Interest and other income, net	445	248	414	624
Interest expense	(353)	(872)	(1,380)	(2,659)

Income before income taxes	6,652	5,190	21,327	12,750
Income tax expense	(1,250)	(1,561)	(4,556)	(3,663)

Net income	$5,402	$3,629	$16,771	$9,087

Earnings per common share — Basic	$0.15	$0.10	$0.46	$0.26

Earnings per common share — Diluted	$0.15	$0.10	$0.45	$0.25